PRICING SUPPLEMENT No. T2300

(To the Underlying Supplement dated June 18, 2020,

Product Supplement No. I–B dated June 18, 2020,

Prospectus Supplement dated June 18, 2020 and

Prospectus dated June 18, 2020)

Equity Index Linked Securities

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 February 28, 2022
Market Linked Securities—Contingent Fixed Return and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index® due April 3, 2023

■  Linked to the lowest performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index® (each referred to as an “Index” and collectively as the “Indices”)

■  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at stated maturity. Instead, the securities provide for a maturity payment amount that may be greater than or less than the original offering price of the securities, depending on the performance of the lowest performing Index. The lowest performing Index is the Index that has the lowest index return (i.e., the lowest percentage change from its starting level to its ending level). The maturity payment amount will reflect the following terms:

■  If the ending level of the lowest performing Index is greater than or equal to its threshold level, you will receive the original offering price plus a contingent fixed return of 8% of the original offering price.

■  If the ending level of the lowest performing Index is less than its threshold level, you will have full downside exposure to the decrease in the level of the lowest performing Index from its starting level to its ending level, and you will lose more than 30%, and possibly all, of the original offering price of your securities.

■  The threshold level for each Index is equal to 70% of its starting level.

■  Investors may lose more than 30%, and possibly all, of the original offering price.

■  Any positive return on the securities at stated maturity will be limited to the contingent fixed return, even if the ending level of the lowest performing Index significantly exceeds its starting level; you will not participate in any appreciation of the lowest performing Index beyond the contingent fixed return.

■  Your return on the securities will depend solely on the performance of the lowest performing Index. You will not benefit in any way from the performance of the better performing Indices. Therefore, you will be adversely affected if any Index performs poorly, even if the other Indices perform favorably.

■  All payments on the securities are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment.

■  No periodic interest payments or dividends.

■  No exchange listing; you should be willing and able to hold your securities to stated maturity.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-11 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Issuer
Per Security	$1,000.00	$17.75	$982.25
Total	$2,000,000	$35,500	$1,964,500
(1)	Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive an agent discount of $17.75 per security. The agent may resell the securities to other securities dealers at the original offering price less a concession of $12.50 per security. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the selling concession allowed to WFA, the agent will pay $0.75 per security of the agent discount to WFA as a distribution expense fee for each security sold by WFA. See “Supplemental Plan of Distribution” in this pricing supplement for further information.

(2)	Credit Suisse will pay a fee of $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Credit Suisse AG (“Credit Suisse”) currently estimates the value of each $1,000 original offering price of the securities on the pricing date is $980 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are unsecured obligations of Credit Suisse, and all payments on the securities are subject to the credit risk of Credit Suisse.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Wells Fargo Securities

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index® due April 3, 2023

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with the underlying supplement dated June 18, 2020, the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

•	Product Supplement No. I–B dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011955/dp130588_424b2-ps1b.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any accompanying product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

PRS-2

Investor Considerations

We have designed the securities for investors who:

■	seek an investment with a contingent fixed return of 8% of the original offering price if the ending level of the lowest performing Index is greater than or equal to its threshold level;

■	understand that if the ending level of the lowest performing Index is less than its threshold level, they will be fully exposed to the decline in the lowest performing Index from its starting level to its ending level and will lose more than 30%, and possibly all, of the original offering price per security at stated maturity;

■	understand that any positive return they will receive at stated maturity will be limited to the contingent fixed return, regardless of the extent to which the ending level of the lowest performing Index exceeds its starting level;

■	understand that the return on the securities will depend solely on the performance of the Index that is the lowest performing Index and that they will not benefit in any way from the performance of the better performing Indices;

■	understand that the securities are riskier than alternative investments linked to only one of the Indices or linked to a basket composed of each Index;

■	understand and are willing to accept the full downside risks of each Index;

■	are willing to forgo interest payments on the securities and dividends on securities included in the Indices; and

■	are willing to hold the securities to stated maturity.

The securities are not designed for, and may not be an appropriate investment for, investors who:

■	seek an investment that produces periodic interest or coupon payments or other sources of current income;

■	seek a liquid investment or are unable or unwilling to hold the securities to stated maturity;

■	are unwilling to accept the risk that the ending level of the lowest performing Index may be less than its threshold level;

■	seek full exposure to the upside performance of the lowest performing Index;

■	seek full return of the original offering price of the securities at stated maturity;

■	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

■	seek exposure to the lowest performing Index but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

■	seek exposure to a basket composed of each Index or a similar investment in which the overall return is based on a blend of the performances of the Indices, rather than solely on the lowest performing Index;

■	are unwilling to accept the risk of exposure to equity markets, including the large and small capitalization segments of the United States equity market and a group of United States and foreign non-financial stocks listed on the Nasdaq Stock Market;

■	seek an investment that entitles you to dividends on securities included in the Indices;

■	are unwilling to accept the credit risk of Credit Suisse; or

■	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Terms of the Securities

Market Measures:	The S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index® (each referred to as an “Index,” and collectively as the “Indices”)
Pricing Date:	February 28, 2022
Issue Date:	March 3, 2022
Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with an original offering price of $1,000.
Calculation Day:	March 27, 2023. If the calculation day is not a trading day with respect to any Index, the calculation day for each Index will be postponed to the next succeeding day that is a trading day with respect to each Index. The calculation day for an Index is also subject to postponement if a market disruption event has occurred or is continuing with respect to such Index, as set forth in “Additional Terms of the Securities—Market Disruption Events.” To the extent that we make any change to the expected issue date, the calculation day may also be changed in our discretion to ensure that the term of the securities remains the same.
Maturity Payment Amount:

The “maturity payment amount” per security will equal:

• if the ending level of the lowest performing Index is greater than or equal to its threshold level: $1,000 plus the contingent fixed return;

• if the ending level of the lowest performing Index is less than its threshold level: $1,000 plus

($1,000 × index return of the lowest performing Index)

If the ending level of the lowest performing Index is less than its threshold level, you will lose more than 30%, and possibly all, of the original offering price of your securities at stated maturity.

All calculations with respect to the maturity payment amount will be rounded to the nearest one hundred-thousandth, with five one millionths rounded upward (e.g., 0.000005 would be rounded to 0.00001); and the maturity payment amount will be rounded to the nearest cent, with one-half cent rounded upward.

All payments on the securities are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment.

Stated Maturity:	April 3, 2023. If the calculation day is postponed for any Index, the stated maturity will be the later of (i) April 3, 2023 and (ii) three business days after the last calculation day as postponed. See “—Calculation Day” and “Additional Terms of the Securities—Market Disruption Events” below. To the extent that we make any change to the expected issue date, stated maturity may also be changed in our discretion to ensure that the term of the securities remains the same. If the stated maturity is not a business day, the payment to be made at stated maturity will be made on the next succeeding business day with the same force and effect as if it had been made at stated maturity. The securities are not subject to redemption by Credit Suisse or repayment at the option of any holder of the securities prior to stated maturity.
Lowest Performing Index:	The “lowest performing Index” will be the Index with the lowest index return.
Index Return:	With respect to an Index, the percentage change from its starting level to its ending level, measured as follows: ending level – starting level starting level
Starting Level:

With respect to the S&P 500® Index: 4373.94, its closing level on the pricing date.

With respect to the Russell 2000® Index: 2048.089, its closing level on the pricing date.

With respect to the Nasdaq-100 Index®: 14237.81, its closing level on the pricing date.

PRS-4

Ending Level:	The “ending level” of an Index will be its closing level on the calculation day.
Threshold Level:

With respect to the S&P 500® Index: 3061.758, which is equal to 70% of its starting level.

With respect to the Russell 2000® Index: 1433.6623, which is equal to 70% of its starting level.

With respect to the Nasdaq-100 Index®: 9966.467, which is equal to 70% of its starting level.

Contingent Fixed Return:	The “contingent fixed return” is 8% of the original offering price per security ($80 per security). As a result of the contingent fixed return, any positive return on the securities at stated maturity will be limited to 8% of the original offering price of the securities.
Calculation Agent:	Credit Suisse International
No Listing:	The securities will not be listed on any securities exchange or automated quotation system.
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities, see “United States Federal Tax Considerations” herein.
Supplemental Plan of Distribution:

Under the terms of the distributor accession confirmation with WFS dated as of August 1, 2016, WFS will act as agent for the securities and will receive an agent discount of $17.75 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession of $12.50 per security. Such securities dealers may include WFA (the trade name of the retail brokerage business of WFS affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). WFS will pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.

In addition, Credit Suisse will pay a fee of $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

We expect to deliver the securities against payment for the securities on the issue date indicated herein, which may be a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the issue date is more than two business days after the pricing date, purchasers who wish to transact in the securities more than two business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Prohibition of Sales to European Economic Area Retail Investors

Any securities which are the subject of the offering contemplated by this pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision:

(a)         the expression “retail investor” means a person who is one (or more) of the following:

(i)        a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)       a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)      not a qualified investor as defined in Regulation (3)(e) (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b)         the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities.

PRS-5

Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

Any securities which are the subject of the offering contemplated by this pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)         the expression “retail investor” means a person who is one (or more) of the following:

(i)        a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) and the regulations made under the EUWA; or

(ii)       a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of United Kingdom domestic law by virtue of the EUWA and the regulations made under the EUWA; or

(iii)      not a qualified investor as defined in Regulation (3)(e) of the Prospectus Regulation; and

   (b)       the expression an  “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities.

Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling any securities or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling any securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Denominations:	$1,000 and any integral multiple of $1,000.
Events of Default:

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•       a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP:	22553PLD9

PRS-6

Supplemental Terms of the Securities

For purposes of the securities offered by this pricing supplement, all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Underlying	Index
Underlying Return	Index Return
Trade date	Pricing date
Principal amount	Original offering price
Valuation date	Calculation day
Maturity date	Stated maturity
Fixed payment percentage	Contingent fixed return
Lowest performing underlying	Lowest performing Index
Initial level	Starting level
Final level	Ending level
Knock-in level	Threshold level

PRS-7

Determining the Maturity Payment Amount

At stated maturity, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Step 1: Determine which Index is the lowest performing Index. The lowest performing Index is the Index with the lowest index return. The index return of an Index is the percentage change from its starting level to its ending level.

Step 2: Calculate the maturity payment amount based on the ending level of the lowest performing Index, as follows:

PRS-8

Hypothetical Payout Profile

The following profile illustrates a range of hypothetical returns on the securities at maturity for a range of hypothetical index returns of the lowest performing Index, assuming a contingent fixed return of 8% or $80 per security and a threshold level for the lowest performing Index equal to 70% of its starting level. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual index return of the lowest performing Index and the actual contingent fixed return. The performance of the better performing Indices is not relevant to your return on the securities.

100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
8.00% Contingent Fixed Return
30% Contingent Downside Protection
Return of Lowest Performing Index at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Hypothetical Return of the Lowest Performing Index
Hypothetical Security Return

PRS-9

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement, the underlying supplement, any accompanying product supplement, the prospectus supplement and prospectus, including the documents they incorporate by reference. An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities.

Risks Relating to the Securities Generally

If The Ending Level Of The Lowest Performing Index Is Less Than Its Threshold Level, You May Lose Some Or All Of The Original Offering Price Of Your Securities At Stated Maturity.

If the ending level of the lowest performing Index is less than its threshold level, you will be fully exposed to any depreciation in the lowest performing Index. In this case, the maturity payment amount you will be entitled to receive will be less than the original offering price of your securities, and you could lose your entire investment. It is not possible to predict whether the ending level of the lowest performing Index will be less than its threshold level and, in such case, by how much the level of the lowest performing Index has decreased from its starting level to its ending level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Regardless Of The Amount Of Any Payment You Receive On The Securities, Your Actual Yield May Be Different In Real Value Terms.

Inflation may cause the real value of any payment you receive on the securities to be less at stated maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

The Potential Return On The Securities Is Limited To The Contingent Fixed Return.

The appreciation potential of the securities will be limited to the contingent fixed return, regardless of any appreciation of any Index, which may be significant. Any Index may appreciate by significantly more than the percentage represented by the contingent fixed return, in which case an investment in the securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of such Index.

No Periodic Interest Will Be Paid On The Securities.

We will not pay interest on the securities. You may receive less at stated maturity than you could have earned on ordinary interest bearing debt securities with similar maturities, including other of our debt securities, since the maturity payment amount is based on the appreciation or depreciation of the lowest performing Index.

The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.

You are subject to the full risks of each Index. If any Index performs poorly, you will be negatively affected, even if the other Indices perform favorably. The securities are not linked to a basket composed of the Indices, where the better performance of some Indices could offset the poor performance of others. Instead, you are subject to the full risks of whichever Index is the lowest performing Index. For example, if one Index appreciates from its starting level to its ending level, but the ending level of the lowest performing Index is less than its threshold level, you will be exposed to the depreciation of the lowest performing Index and you will not benefit from the performance of any other Index. As a result, the securities are riskier than an alternative investment linked to only one of the Indices or linked to a basket composed of each Index. Each additional Index to which the securities are linked increases the risk that the securities will perform poorly. You should not invest in the securities unless you understand and are willing to accept the full downside risks of each Index.

It is impossible to predict the relationship between the Indices. If the performances of the Indices exhibit no correlation to each other, it is more likely that one of the Indices will cause the securities to perform poorly. However, if the performances of the equity securities included in each Index are related such that the performances of the Indices are correlated, then there is less likelihood that only one Index will cause the securities to perform poorly. Furthermore, to the extent that each Index represents a different market segment or market sector, the risk of one Index performing poorly is greater. As a result, you are not only taking market risk on each Index, you are also taking a risk relating to the relationship among the Indices.

Stated Maturity May Be Postponed If The Calculation Day Is Postponed.

PRS-10

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, stated maturity will be the later of (i) the initial stated maturity and (ii) three business days after the last calculation day as postponed.

The Probability That The Ending Level Of The Lowest Performing Index Will Be Less Than Its Threshold Level Will Depend On The Volatility Of Such Index.

“Volatility” refers to the frequency and magnitude of changes in the level of an Index. The greater the expected volatility with respect to an Index on the pricing date, the higher the expectation as of the pricing date that the ending level of such Index could be less than its threshold level, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in more favorable terms (such as lower threshold levels) than for similar securities linked to the performance of an index with a lower expected volatility as of the pricing date. You should therefore understand that relatively lower threshold levels may not necessarily indicate that the securities have a greater likelihood of a return of principal at stated maturity. The volatility of any Index can change significantly over the term of the securities. The levels of the Indices for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Indices and the potential to lose a significant portion, and possibly all, of the original offering price per security at stated maturity.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Indices

Historical Performance Of Any Index Is Not Indicative Of Future Performance.

The future performance of any Index cannot be predicted based on its historical performance. We cannot guarantee that the ending level of any Index will be at a level that would result in a positive return on your overall investment in the securities.

We And Our Affiliates Generally Do Not Have Any Affiliation With Any Index Or Index Sponsor And Are Not Responsible For Its Public Disclosure of Information.

We and our affiliates generally are not affiliated with any Index or index sponsor in any way (except for licensing arrangements) and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies.

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about an Index contained in any public disclosure of information. You, as an investor in the securities, should make your own investigation into the Indices.

Changes To Any Index Could Adversely Affect The Securities.

The index sponsor can add, delete or substitute the components included in any Index, make other methodological changes that could change the level of any Index, or discontinue or suspend calculation or dissemination of any Index at any time. If one or more of these events occurs, the calculation of the maturity payment amount will be adjusted to reflect such event or events. Please refer to “Additional Terms of the Securities—Adjustments to an Index” and “Additional Terms of the Securities—Discontinuance of an Index” herein. Any of these actions could adversely affect the amount payable in respect of the securities and/or the value of the securities.

We Cannot Control The Actions Of Any Issuers Whose Equity Securities Are Included In Any Index.

We cannot control the actions of any issuers of the equity securities included in any Index. Actions by such issuers may have an adverse effect on the level of an Index and, consequently, on the value of the securities.

The Securities Are Linked To The Russell 2000® Index And Are Subject To The Risks Associated With Small-Capitalization Companies.

The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of

PRS-11

personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

Foreign Company Risk.

Some of the assets included in the Nasdaq-100 Index® are issued by foreign companies. Foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. Foreign companies may be subject to different political, market, economic, regulatory and other risks than those applicable to domestic companies, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of some of the equity securities included in the Nasdaq-100 Index®, and therefore the performance of the Nasdaq-100 Index® and the value of the securities.

No Ownership Rights Relating To The Indices.

Your return on the securities will not reflect the return you would realize if you actually owned the assets that comprise the Indices. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Indices.

No Dividend Payments Or Voting Rights.

As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Indices.

Government Regulatory Action, Including Legislative Acts And Executive Orders, Could Result In Material Changes To The Indices And Could Negatively Affect Your Return On The Securities.

Government regulatory action, including legislative acts and executive orders, could materially affect the Indices. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

Risks Relating to the Issuer

The Securities Are Subject To The Credit Risk Of Credit Suisse.

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to stated maturity.

Credit Suisse Is Subject To Swiss Regulation.

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

Hedging And Trading Activity Could Adversely Affect Our Payment To You At Stated Maturity.

Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) may carry out hedging activities related to the securities, including in instruments related to the Indices. Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) may also trade instruments related to the Indices from time to time. Any of these hedging or trading activities on or prior to the pricing date and during the term of the securities could adversely affect our payment to you at stated maturity.

Our Economic Interests Are Potentially Adverse To Your Interests.

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We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

Unpredictable Economic And Market Factors Will Affect The Value Of The Securities.

The payout on the securities can be replicated using a combination of the components described in “The Estimated Value Of The Securities On The Pricing Date Is Less Than The Original Offering Price.” Therefore, in addition to the closing levels of any Index, the terms of the securities at issuance and the value of the securities prior to stated maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Indices;

o	the expected and actual correlation, if any, between the Indices;

o	the time to stated maturity of the securities;

o	the dividend rate on the equity securities included in the Indices;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Indices or markets generally and which may affect the levels of the Indices; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to stated maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

The Estimated Value Of The Securities On The Pricing Date Is Less Than The Original Offering Price.

The initial estimated value of your securities on the pricing date (as determined by reference to our pricing models and our internal funding rate) is less than the original offering price. The original offering price of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the pricing date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to stated maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

If On The Pricing Date The Internal Funding Rate We Use In Structuring Notes Such As These Securities Is Lower Than The Interest Rate That Is Reflected In The Yield On Our Conventional Debt Securities Of Similar Maturity In The Secondary Market (Our “Secondary Market Credit Spreads”), We Expect That The Economic Terms Of The Securities Will Generally Be Less Favorable To You Than They Would Have Been If Our Secondary Market Credit Spread Had Been Used In Structuring The Securities.

The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If

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on the pricing date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market” below.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

If Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) bid for your securities in secondary market transactions, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the original offering price and the estimated value of the securities on the pricing date. Neither Credit Suisse (or any of its affiliates) nor WFS (or any of its affiliates) is obligated to make a secondary market. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which Credit Suisse or WFS would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the pricing date, the secondary market price of your securities will be lower than the original offering price because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the original offering price, and that higher price may also be initially used for account statements or otherwise. Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to stated maturity could result in a substantial loss to you. You should be willing and able to hold your securities to stated maturity.

The Securities Will Not Be Listed On Any Securities Exchange And A Trading Market For The Securities May Not Develop.

The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to stated maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the pricing date and during the term of the securities (including on the calculation day) could adversely affect the levels of the Indices and, as a result, could decrease the amount you may receive on the securities at stated maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

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Hypothetical Returns

The following table illustrates, for a contingent fixed return of 8% or $80 per security and a range of hypothetical index returns of the lowest performing Index:

•	the hypothetical maturity payment amount per security; and

•	the hypothetical pre-tax total rate of return.

Hypothetical index return of lowest performing Index	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return
100.00%	$1,080	8.00%
75.00%	$1,080	8.00%
50.00%	$1,080	8.00%
40.00%	$1,080	8.00%
30.00%	$1,080	8.00%
20.00%	$1,080	8.00%
10.00%	$1,080	8.00%
0.00%	$1,080	8.00%
-10.00%	$1,080	8.00%
-20.00%	$1,080	8.00%
-30.00%	$1,080	8.00%
-31.00%	$690	-31.00%
-40.00%	$600	-40.00%
-50.00%	$500	-50.00%
-60.00%	$400	-60.00%
-70.00%	$300	-70.00%
-80.00%	$200	-80.00%
-90.00%	$100	-90.00%
-100.00%	$0	-100.00%

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you will receive at stated maturity and the resulting rate of return will depend on the actual index return of the lowest performing Index. The performance of the better performing Indices is not relevant to your return on the securities.

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Hypothetical Maturity Payment Amounts

Set forth below are two examples of maturity payment amount calculations, reflecting a contingent fixed return of 8% or $80 per security and assuming the hypothetical starting levels, threshold levels and ending levels for each Index indicated in the examples. The terms used for purposes of these hypothetical examples do not represent any actual starting level, ending level or threshold level. The hypothetical starting level of 100 for each Index has been chosen for illustrative purposes only and does not represent the actual starting level for any Index. The actual starting level and threshold level for each Index is set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Indices, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The ending level of the lowest performing Index is greater than its threshold level. The maturity payment amount is equal to the original offering price plus the contingent fixed return:

	S&P 500® Index	Russell 2000® Index	The Nasdaq-100 Index®
Hypothetical starting level:	100	100	100
Hypothetical ending level:	145	135	130
Hypothetical threshold level:	70	70	70
Index return:	45%	35%	30%

Step 1: Determine which Index is the lowest performing Index.

In this example, the Nasdaq-100 Index® has the lowest index return and is, therefore, the lowest performing Index.

Step 2: Determine the maturity payment amount based on the ending level of the lowest performing Index.

Since the hypothetical ending level of the lowest performing Index is greater than its hypothetical threshold level, the maturity payment amount would equal the original offering price plus the contingent fixed return. Even though the lowest performing Index increased by 30% from its starting level to its ending level in this example, your return is limited to the contingent fixed return of 8%.

At stated maturity you would receive $1,080 per security.

Example 2. The ending level of the lowest performing Index is less than its threshold level. The maturity payment amount is less than the original offering price:

	S&P 500® Index	Russell 2000® Index	The Nasdaq-100 Index®
Hypothetical starting level:	100	100	100
Hypothetical ending level:	120	45	90
Hypothetical threshold level:	70	70	70
Index return:	20%	-55%	-10%

Step 1: Determine which Index is the lowest performing Index.

In this example, the Russell 2000® Index has the lowest index return and is, therefore, the lowest performing Index.

Step 2: Determine the maturity payment amount based on the ending level of the lowest performing Index.

Since the hypothetical ending level of the lowest performing Index is less than its threshold level, you would lose a portion of the original offering price of your securities and receive a maturity payment amount equal to $450 per security, calculated as follows:

= $1,000 + ($1,000 × index return of the lowest performing Index)

= $1,000 + ($1,000 × -55%)

= $450

At stated maturity you would receive $450 per security.

These examples illustrate that you will be fully exposed to a decrease in the lowest performing Index from its starting level to its ending level if the ending level of the lowest performing Index is less than its threshold level, even if the ending levels of the other Indices have appreciated or have not declined below their respective threshold levels.

To the extent that the starting level, ending level and threshold level of the lowest performing Index differ from the values assumed above, the results indicated above would be different.

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Additional Terms of the Securities

The securities are senior unsecured Medium-Term Notes issued by Credit Suisse. In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Certain Definitions

A “trading day” with respect to an Index means a day, as determined by the calculation agent, on which (i) the relevant stock exchanges with respect to each security underlying such Index are scheduled to be open for trading for their respective regular trading sessions and (ii) each related futures or options exchange with respect to such Index is scheduled to be open for trading for its regular trading session.

The “relevant stock exchange” for any security underlying an Index means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

The “related futures or options exchange” for an Index means an exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to such Index.

Calculation Agent

Credit Suisse International, one of our subsidiaries, will act as calculation agent for the securities and may appoint agents to assist it in the performance of its duties. Pursuant to a calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the maturity payment amount. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred;

•	determine the closing levels of the Indices under certain circumstances;

•	determine if adjustments are required to the closing level of an Index under various circumstances; and

•	if publication of an Index is discontinued, select a successor equity index (as defined below) or, if no successor equity index is available, determine the closing level of such Index.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” with respect to an Index means any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchanges or otherwise relating to securities which then comprise 20% or more of the level of such Index or any successor equity index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant stock exchanges or otherwise.

(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to such Index or any successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of such Index or any successor equity index on their relevant stock exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to such Index or any successor equity index on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)	The closure on any exchange business day of the relevant stock exchanges on which securities that then comprise 20% or more of the level of such Index or any successor equity index are traded or any related futures or options exchange with respect to such Index or any successor equity index prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to

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the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at such actual closing time on that day.

(F)	The relevant stock exchange for any security underlying such Index or successor equity index or any related futures or options exchange with respect to such Index or successor equity index fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred with respect to an Index:

(1)	the relevant percentage contribution of a security to the level of such Index or any successor equity index will be based on a comparison of (x) the portion of the level of such Index attributable to that security and (y) the overall level of such Index or successor equity index, in each case immediately before the occurrence of the market disruption event;

(2)	the “close of trading” on any trading day for such Index or any successor equity index means the scheduled closing time of the relevant stock exchanges with respect to the securities underlying such Index or successor equity index on such trading day; provided that, if the actual closing time of the regular trading session of any such relevant stock exchange is earlier than its scheduled closing time on such trading day, then (x) for purposes of clauses (A) and (C) of the definition of “market disruption event” above, with respect to any security underlying such Index or successor equity index for which such relevant stock exchange is its relevant stock exchange, the “close of trading” means such actual closing time and (y) for purposes of clauses (B) and (D) of the definition of “market disruption event” above, with respect to any futures or options contract relating to such Index or successor equity index, the “close of trading” means the latest actual closing time of the regular trading session of any of the relevant stock exchanges, but in no event later than the scheduled closing time of the relevant stock exchanges;

(3)	the “scheduled closing time” of any relevant stock exchange or related futures or options exchange on any trading day for such Index or any successor equity index means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(4)	an “exchange business day” means any trading day for such Index or any successor equity index on which each relevant stock exchange for the securities underlying such Index or any successor equity index and each related futures or options exchange with respect to such Index or any successor equity index are open for trading during their respective regular trading sessions, notwithstanding any such relevant stock exchange or related futures or options exchange closing prior to its scheduled closing time.

If a market disruption event occurs or is continuing with respect to an Index on the calculation day, then the calculation day for such Index will be postponed to the first succeeding trading day for such Index on which a market disruption event for such Index has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day for such Index after the originally scheduled calculation day, that eighth trading day shall be deemed to be the calculation day for such Index. If the calculation day has been postponed eight trading days for an Index after the originally scheduled calculation day and a market disruption event occurs or is continuing with respect to such Index on such eighth trading day, the calculation agent will determine the closing level of such Index on such eighth trading day in accordance with the formula for and method of calculating the closing level of such Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any relevant security, if a market disruption event has occurred with respect to such security, its good faith estimate of the value of such security at the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange) on such date of each security included in such Index.

As used herein, “closing price” means, with respect to any security on any date, the relevant stock exchange traded or quoted price of such security as of the scheduled closing time of the relevant stock exchange for such security or, if earlier, the actual closing time of the regular trading session of such relevant stock exchange. Notwithstanding the postponement of the calculation day for an Index due to a market disruption event with respect to such Index on the calculation day, the originally scheduled calculation day will remain the calculation day for any Index not affected by a market disruption event on such day.

Adjustments to an Index

If at any time the method of calculating an Index or a successor equity index, or the closing level thereof, is changed in a material respect, or if an Index or a successor equity index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of such index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York, New York, on each date that the closing level of such index is to be calculated, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to such Index or successor equity index as if those changes or modifications had not been made, and the calculation agent will calculate the closing level of such Index or successor equity index with reference to such index, as so adjusted. Accordingly, if the method of calculating an Index or successor equity index is modified so that the level of such index is a fraction or

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a multiple of what it would have been if it had not been modified (e.g., due to a split or reverse split in such equity index), then the calculation agent will adjust such Index or successor equity index in order to arrive at a level of such index as if it had not been modified (e.g., as if the split or reverse split had not occurred).

Discontinuance of an Index

If a sponsor or publisher of an Index (each, an “index sponsor”) discontinues publication of an Index, and such index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to such Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and Credit Suisse, the calculation agent will substitute the successor equity index as calculated by the relevant index sponsor or any other entity for purposes of calculating the closing level of such Index on any date of determination. Upon any selection by the calculation agent of a successor equity index, Credit Suisse will cause notice to be given to holders of the securities.

In the event that an index sponsor discontinues publication of an Index prior to, and the discontinuance is continuing on, the calculation day and the calculation agent determines that no successor equity index is available at such time, the calculation agent will calculate a substitute closing level for such Index in accordance with the formula for and method of calculating such Index last in effect prior to the discontinuance, but using only those securities that comprised such Index immediately prior to that discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for such Index, the successor equity index or level will be used as a substitute for such Index for all purposes, including the purpose of determining whether a market disruption event exists.

If on the calculation day an index sponsor fails to calculate and announce the level of an Index, the calculation agent will calculate a substitute closing level of such Index in accordance with the formula for and method of calculating such Index last in effect prior to the failure, but using only those securities that comprised such Index immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day with respect to such Index, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the relevant index sponsor to calculate and announce the level of, an Index may adversely affect the value of the securities.

Events of Default and Acceleration

If an event of default with respect to the securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration permitted by the securities, with respect to each security, will be equal to the maturity payment amount, calculated as provided herein. The maturity payment amount will be calculated as though the date of acceleration were the calculation day.

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The S&P 500® Index

The S&P 500® Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. See “The Reference Indices—The S&P Dow Jones Indices—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for additional information about the S&P 500® Index.

Historical Information

We obtained the closing levels listed below from Bloomberg Financial Markets, without independent verification.

The following graph sets forth daily closing levels of the S&P 500® Index for the period from January 3, 2017 to February 28, 2022. The closing level on February 28, 2022 was 4373.94. The historical performance of the S&P 500® Index should not be taken as an indication of the future performance of the S&P 500® Index during the term of the securities.

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The Russell 2000® Index

The Russell 2000® Index is an equity index that is designed to track the performance of the small capitalization segment of the United States equity market. See “The Reference Indices—The FTSE Russell Indices—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement for additional information about the Russell 2000® Index.

Historical Information

We obtained the closing levels of the Russell 2000® Index listed below from Bloomberg Financial Markets, without independent verification.

The following graph sets forth daily closing levels of the Russell 2000® Index for the period from January 3, 2017 to February 28, 2022. The closing level on February 28, 2022 was 2048.089. The historical performance of the Russell 2000® Index should not be taken as an indication of the future performance of the Russell 2000® Index during the term of the securities.

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The Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market. See “The Reference Indices—The Nasdaq-100 Index®” in the accompanying underlying supplement for additional information about the Nasdaq-100 Index®.

Historical Information

We obtained the closing levels of the Nasdaq-100 Index® listed below from Bloomberg Financial Markets, without independent verification.

The following graph sets forth daily closing levels of the Nasdaq-100 Index® for the period from January 3, 2017 to February 28, 2022. The closing level on February 28, 2022 was 14237.81. The historical performance of the Nasdaq-100 Index® should not be taken as an indication of the future performance of the Nasdaq-100 Index® during the term of the securities.

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United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-24

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated February 9, 2022 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on February 9, 2022. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated February 9, 2022, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on February 9, 2022. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

PRS-25